Exhibit 5.1

December 3, 2012

Western Gas Equity Partners, LP

1201 Lake Robbins Drive

The Woodlands, Texas

77380-1046

Ladies and Gentlemen:

We have acted as counsel to Western Gas Equity Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 17,250,000 common units representing limited partner interests in the Partnership (the “Common Units”).

We are rendering this opinion as of the time the Partnership’s Registration Statement on Form S-1 (File No. 333-184763), as amended (the “Registration Statement”), becomes effective in accordance with Section 8(a) of the Securities Act. The term “Common Units” shall include any additional common units representing limited partner interests in the Partnership registered pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Common Units, when issued and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America, the Constitution of the State of Delaware and the Delaware Act, as interpreted by federal courts and the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, Texas 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. We further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the offering contemplated by the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.